EXHIBIT 99.1

SEVEN ARTS ANNOUNCES CLOSING OF DEFINITIVE AGREEMENT TO ACQUIRE
MICHERY MUSIC ASSETS, AND RELEASE DATE OF THE NEW SINGLE AND
VIDEO OF “I DON’T DANCE” BY MULTIPLE PLATINUM RECORDING ARTIST DMX

“I Don’t Dance” Number 4 On Rap Chart Of DJBooth.net

LOS ANGELES, CA--(Marketwire -03/06/12)--Seven Arts Entertainment Inc. (NASDAQ: SAPX - News) ("Seven Arts" or “Company”) announced today that it has closed the acquisition of the music assets of David Michery. Mr. Michery is a music industry veteran with an extensive track record of accomplishments.  The acquired Michery assets are comprised of two completed albums with multi-platinum artist DMX, up to two additional albums from DMX and up to five albums from the platinum selling artists “Bone Thugs-N-Harmony.”

Seven Arts also announced that “I Don’t Dance,” the first single from DMX’s upcoming album “Undisputed” will be released in the United States on March 13, 2012 through Fontana Distribution, a division of In Grooves, a digital distribution company partially owned by the Universal Music Group.  The video of “I Don’t Dance” featuring DMX and Bad Boy artist Machine Gun Kelly will be available for full service by March 30, 2012.

Seven Arts Music CEO David Michery stated:  “Even prior to its official release, DMX’s single ‘I Don’t Dance’ with Bad Boy’s Machine Gun Kelly has already jumped to Number 4 in the Top 200 of the Rap Music Charts of DJBooth.net.  Two of the top DJ’s in the country, DJ Envy (105.1 in New York City) and DJ Flex (97.1 in New York City) said it all:  The single is a ‘smash’. and ‘Love the single’.”

DMX’s last four albums, which were released between seven and twelve years ago, earned gross revenues averaging more than $35 million per album in the United States,  according to Soundscan.  DMX is the only artist in the history of The Billboard 200 to reach No. 1 with his first five albums.  DMX's last solo album, "The Great Depression," topped the chart with debut week sales of 440,000 copies.  Earlier albums, "...And Then There Was X" and "Flesh of My Flesh, Blood of My Blood," both sold more than 600,000 units in their opening weeks.

Seven Arts Entertainment CEO Peter Hoffman stated: “We are excited about moving forward with our first major release of Seven Arts Music.  The single and video of DMX’s ‘I Don’t Dance’ are electric and deliver all we expect from this great artist.”

David Michery has been appointed Chief Executive Officer of Seven Arts Music, which is the Company’s new music division.  Seven Arts Music intends to develop new talent and label-establishing artists in the genres of hip hop, R&B, pop, dance and rock.  David Michery’s prominent career includes the production of numerous platinum albums and an executive role as Head of Urban Music for All American Communication, D.B.A. Scotti Bros. Records, A&R for MCA Records and Zoo/BMG, and founder of Breakaway Entertainment and American Music Corporation.

About Seven Arts Entertainment Inc.:
Seven Arts Entertainment, Inc is the successor to Seven Arts Pictures Plc, which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.

Cautionary Information Regarding Forward-Looking Statements
Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.

Contact:

Michael Porter
Porter, Levay & Rose Inc.
Seven Penn Plaza
New York NY 10001
212 564 7400